                                                                    Exhibit 99.1


                                                               INVESTOR CONTACT:
                                                                  Bill Robertson
                                                     Director, Corporate Finance
                                                                  (949) 936-8340
                                                       www.hineshorticulture.com



           HINES HORTICULTURE, INC. REPORTS 2006 THIRD QUARTER RESULTS

Irvine, California - November 9, 2006 - Hines Horticulture, Inc. (NASDAQ: HORT), a leading operator of commercial nurseries in North America, today reported net sales from continuing operations for the third quarter of 2006 of $37.4 million down from $37.9 million for the third quarter a year ago. Net sales from continuing operations for the nine month period ended September 30, 2006 of $208.0 million declined 6.4% from net sales of $222.1 million for the comparable nine month period in 2005. Results discussed below are based on continuing operations unless specifically described as discontinued operations.

"Following a very disappointing second quarter, our 2006 third quarter net sales slipped 1.5% when compared to our net sales for the same period a year ago," said Rob Ferguson, Chief Executive Officer. "The decline in net sales was mainly isolated to one of our west coast facilities and resulted from weaker demand during the quarter for its existing product mix. On a more positive note, our other facilities reported an aggregate increase in net sales of approximately 7.3% for the third quarter of 2006 compared to the same quarter a year ago."

Mr. Ferguson also stated, "I'm optimistic that the previously announced planned divestitures of underperforming assets, the hiring of three new senior managers and the continuation of our productivity initiatives should bring about positive change for our organization in the future."

THIRD QUARTER RESULTS
---------------------
Gross profit for the third quarter of 2006 was $15.3 million, or 40.8% of net sales, compared to gross profit of $18.2 million, or 47.9% of net sales, for the comparable period in 2005. The decrease in third quarter 2006 gross profit compared to the comparable prior year period was mainly attributable to lower overall net sales and the sale of higher cost inventory produced during 2005. The decline in gross profit margin was due to the Company's unsuccessful efforts to raise pricing to levels sufficient to offset the higher production costs incurred in 2005.

Operating loss for the third quarter of 2006 was $5.7 million compared to nominal operating income during the third quarter a year ago. The swing from operating income to operating loss resulted from a decline in gross profit for the period of $2.9 million, an increase of $1.4 million in selling expenses, an increase of $1.0 million in general and administrative expenses and an increase of other operating expenses to $0.4 million. The increase in selling expenses was mainly attributable to increased product merchandising costs. The increase in general and administrative expenses during the third quarter was mainly attributable to an increase in personnel and higher costs related to the implementation of Sarbanes Oxley. Other operating expenses consisted primarily of consulting costs associated with our productivity initiatives.

Other non-operating expenses for the third quarter of 2006 were $5.5 million compared to $5.8 million for the comparable period in 2005. The decline in other non-operating expenses was mainly due to lower interest expense of $0.6 million. The decline in interest expense resulted from decreased borrowing under the senior credit facility during the period, offset by an increase in deferred financing expenses of $0.2 million. The increase in deferred financing expenses resulted from the write-off of a portion of the deferred financing expenses in connection with our third amendment to the senior credit facility, which reduced the borrowing availability on our revolver from $120.0 million to $100.0 million.

Loss from continuing operations for the third quarter of 2006 was $6.7 million, or $0.30 per diluted share, compared to a loss from continuing operations of $3.4 million, or $0.16 per diluted share, for the comparable period a year ago. The increase in the loss from continuing operations was mainly attributable to lower net sales, the gross profit margin decline and the other factors discussed above.

As a result of the previously disclosed decision by the Company to sell the Company's four Northeast facilities and its Miami, Florida assets, all results of operations, asset impairment charges and goodwill impairments of those facilities have been reclassified to discontinued operations. Loss from discontinued operations, net of income taxes, of $19.9 million, or $0.90 per diluted share, for the third quarter of 2006, increased $18.1 million from a loss from discontinued operations, net of income taxes, of $1.7 million, or $0.07 per diluted share, for the comparable period in 2005. The increase in loss from discontinued operations, net of income taxes, was primarily due to a decrease in net sales and gross profit margins as well as exit costs, an asset impairment charge of $16.3 million and a goodwill impairment charge of $5.1 million, which were incurred in the third quarter of 2006. Additional details regarding discontinued operations are provided in a separate section in this earnings release.

Net loss for the third quarter of 2006 was $26.6 million, or $1.20 per diluted share, compared to net loss of $5.2 million, or $0.23 per diluted share, for the comparable period a year ago.

NON-GAAP FINANCIAL MEASURES
---------------------------
"EBITDA" means income before interest expense, provision for income taxes and depreciation and amortization. "EBITDA from continuing operations" means EBITDA less the loss from discontinued operations, benefit for income taxes from discontinued operations and depreciation from discontinued operations. Adjusted EBITDA is EBITDA plus severance charges, specifically allowed as an add-back under the senior credit facility and asset impairments. Adjusted EBITDA for the third quarter of 2006 was a loss of $13.9 million compared to a loss of $0.2 million for the same period last year. A reconciliation of loss from continuing operations to EBITDA from continuing operations, EBITDA from continuing operations to EBITDA, and EBITDA to Adjusted EBITDA for the third quarters of 2006 and 2005 is included in this earnings release.

NINE MONTH PERIOD ENDED SEPTEMBER 30, 2006
------------------------------------------
Gross profit for the nine months ended September 30, 2006 was $91.8 million, or 44.1% of net sales, compared to $112.6 million, or 50.7% of net sales, for the comparable period in 2005. The decline in gross profit was mainly attributable to lower overall net sales and the sale of higher cost inventory produced during 2005. The decline in gross profit margin was due to the Company's unsuccessful efforts to raise pricing to levels sufficient to offset the higher production costs incurred in 2005.

Operating income for the nine months ended September 30, 2006 was $2.0 million, down $23.7 million from $25.7 million for the comparable period a year ago. The decrease in operating income resulted from a decline in gross profit for the period of $20.9 million, an increase of $0.5 million in selling expenses, an increase of $1.2 million in general and administrative expenses and an increase of other operating expenses to $2.3 million. The increase in selling expenses during the nine months ended September 30, 2006 was primarily attributable to increased merchandising costs. The increase in general and administrative expenses during the nine months ended September 30, 2006 was mainly attributable to an increase in personnel and higher costs related to the implementation of Sarbanes Oxley. Other operating expenses consisted primarily of consulting costs associated with our productivity initiatives.

Other non-operating expenses for the nine months ended September 30, 2006 were $16.5 million compared to $17.9 million for the comparable period in 2005. The decrease was mainly due to lower interest expense of $2.3 million related to lower outstanding debt and partially offset by higher interest rates. The decrease in interest expense was further offset by the swap agreement income in 2005 of $0.9 million, which expired in February of 2005.

Loss from continuing operations for the nine months ended September 30, 2006 was $8.7 million, or $0.39 per diluted share, compared to income from continuing operations of $4.6 million, or $0.21 per diluted share, for the comparable period a year ago. The swing from income to loss was mainly attributable to lower operating income, partially offset by a decrease in interest expense.

Loss from discontinued operations, net of income taxes for the nine months ended September 30, 2006 was $23.1 million, or $1.05 per diluted share, compared to income from discontinued operations, net of income taxes of $3.2 million, or $0.14 per diluted share, for the comparable period in 2005. The shift from income to loss was primarily due to a decrease in net sales and gross profit margins from the facilities which comprise discontinued operations. In addition, the Company recorded asset and goodwill impairment charges totaling $24.4 million and $5.1 million, respectively, during the nine months ended September 30, 2006.

Net loss for the nine months ended September 30, 2006 was $31.8 million, or $1.44 per diluted share, compared to net income of $7.8 million, or $0.35 per diluted share for the comparable period a year ago.

NON-GAAP FINANCIAL MEASURES
---------------------------
Adjusted EBITDA from continuing operations for the nine month period ended September 30, 2006 was $2.3 million compared to $39.9 million for the same period last year. A reconciliation of loss from continuing operations to EBITDA from continuing operations, EBITDA from continuing operations to EBITDA, and EBITDA to Adjusted EBITDA for the nine month period ended September 30, 2006 and 2005 is included in this earnings release.

DISCONTINUED OPERATIONS
-----------------------
MIAMI ASSET SALES

As previously disclosed, on October 2, 2006, the Company entered into asset purchase agreements to sell certain inventory, vehicles, equipment and other assets located at the Company's Miami, Florida facility. Total proceeds from the sale of these assets were approximately $4.1 million, of which approximately $1.8 million was used to payoff outstanding lease obligations related to the assets which were sold. In connection with entering into the asset purchase agreements, the Company ceased active operations at its Miami, Florida facilities.

On November 8, 2006, the Company completed the evaluation of the fair value of its Miami, Florida assets, which are described above. As a result of the evaluation, the Company recorded an impairment charge of approximately $5.3 million to reflect the fair value of these assets. This impairment charge was recorded in the statements of operations as a loss from discontinued operations for the period ended September 30, 2006.

In addition, as previously disclosed, on October 30, 2006, the Company entered into a commercial contract to sell one of its two remaining real properties located in Miami, Florida. The contract, which contains closing and other customary conditions, provides for the sale of approximately 138 acres of land in the Miami-Dade County, Florida and certain other assets of the Company which are to be identified during the prospective buyer's inspection and due diligence period. The expected sales price for the land and the other assets is approximately $12.5 million, assuming the transaction closes. During the fourth quarter of 2006, the Company anticipates recording a net gain of approximately $
9.1 million from the sale of the 138 acres of land, which would be recorded to discontinued operations.

As of September 30, 2006, all of our remaining assets, inventories and related liabilities related to our Miami, Florida operations have been reclassified on the balance sheet as "held for sale."

NORTHEAST FACILITIES

As previously disclosed, the Company announced in August 2006 that it would be pursuing the sale of the Company's four Northeast nursery operations. These operations consist of our facilities in Danville and Pipersville, Pennsylvania and Newark and Utica, New York. The fixed assets, inventories and related liabilities of these four facilities have been reclassified on the balance sheet as "held for sale."

As previously disclosed, on October 30, 2006, the Company conducted a re-evaluation of the fair value of its four Northeast facilities. The re-evaluation followed from two major customers withdrawing substantial future sales commitments from three of the four sites, which withdraw occurred subsequent to the original announcement of the sale of the four Northeast facilities. The withdrawal represented a 78% reduction of the 2007 annual sales commitments for the three facilities, greatly reducing the fair market value of these assets. As a result of the re-evaluation, the Company recorded an additional impairment charge of $11.1 million to more accurately reflect the fair value of these assets. This impairment charge was recorded in the statements of operations for the period ended September 30, 2006.

GOODWILL IMPAIRMENT
-------------------
In connection with the Company's previously disclosed announcement to sell the four Northeast facilities and the Miami, Florida assets, the Company has allocated approximately $5.1 million of goodwill to assets held for sale during the three months ended September 30, 2006. Prior to the allocation, the Company reported total goodwill of approximately $43.9 million, which was initially recorded based on purchase price allocations from various acquisitions made by the Company. Subsequent to the allocation of the goodwill to assets held for sale, the Company concluded that the carrying value of the goodwill attributed to the four Northeast color facilities and the Miami, Florida assets was impaired. As a result, the Company recorded a goodwill impairment charge of approximately $5.1 million. The goodwill impairment charge was recorded in the statements of operations as a loss from discontinued operations for the period ended September 30, 2006.

THIRD AMENDMENT TO SENIOR CREDIT FACILITY
-----------------------------------------
As previously disclosed, on August 8, 2006, the Company entered into the Third Amendment and Limited Waiver to Credit Agreement (the "Third Amendment") to the Senior Credit Facility dated as of September 30, 2003. The Third Amendment waived the requirement that we comply with the minimum fixed charge coverage ratio covenant for the periods ended June 30, 2006 and September 30, 2006. The Third Amendment also reduced the aggregate revolving loan commitment under the Senior Credit Facility from $120.0 million to $100.0 million and instituted a maximum revolving utilization restriction under the credit facility. It also increased the interest rate spread by 25 basis points on outstanding prime and London Interbank Offered Rate ("LIBOR") borrowings, increased unused line fees and established new fixed charge covenant ratios beginning in the fourth quarter of 2006. In addition, the Third Amendment requires us to sell our four color nursery facilities in the Northeast and certain assets in Miami, Florida by no later than December 31, 2006. The sales of these assets are required to generate a predetermined amount of aggregate proceeds.

QUARTERLY EARNINGS CONFERENCE CALL
----------------------------------
The Company's quarterly earnings conference call will be held at 4:45 p.m. EST on Thursday, November 9, 2006. This call can be accessed live at the Company's web site at www.hineshorticulture.com, where it will also be available for replay for one year. The webcast is also being distributed over CCBN's Investor Distribution Network, where individual investors can listen to the call at www.fulldisclosure.com, and institutional investors can access the call via CCBN's password-protected event management site at www.streetevents.com.

ABOUT HINES
-----------
Hines Horticulture, Inc. is a leading operator of commercial nurseries in North America, producing one of the broadest assortments of container-grown plants in the industry. The Company sells nursery products primarily to the retail segment, which includes premium independent garden centers, as well as leading home centers and mass merchandisers, such as The Home Depot, Lowe's and Wal-Mart.

Certain statements and information contained in this press release constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Certain forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, prospects, developments, expectations, and intentions, statements about the Company making changes designed to produce positive results in the near future, statements about the Company pursuing the divestiture of certain assets and properties, including the real properties in Miami, Florida and other statements contained in the press release that are not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release are publicly available in the Company's filings with the Securities and Exchange Commission. These factors include, but are not limited to, general economic trends and seasonality, general agricultural risks beyond our control including risks associated with disease and pests and with sudden oak death, adverse weather conditions, increases in the prices for water, petroleum and raw materials, our substantial leverage and ability to service our debt, restrictive covenants under our debt facilities, competitive practices in the industry in which we compete, fluctuations in our operating costs, revenues and cash flows from operations, our dependence on a limited number of key customers, increases in transportation and fuel costs, inclement weather impacting sales and other factors set forth in such filings. Additional factors also include the implementation costs and challenges associated with The Home Depot's new "pay by scan" inventory management program where our customer does not take ownership of the inventory at its stores until the product is scanned at the register when sold to the retailer buyer, the possibility that the required asset sales will not occur before the end of the year and/or that the Company may not achieve the minimum level of aggregate proceeds from the asset sales as required by the Third Amendment to its Senior Credit Facility and the fact that the anticipated sales of assets and properties may be subject to conditions and may not close for a number of reasons, including reasons outside the Company's control.

The Company's annual report on Form 10-K and other SEC filings, as well as news releases and other supplementary financial data are available by accessing the Company's website at www.hineshorticulture.com.


                                - Tables Follow -

                                            HINES HORTICULTURE, INC.
                              Results of Operations for the Three and Nine Months Ended September 30,
                           2006 and 2005 (Unaudited, in thousands, except share and per share data)


                                                                       Three Months Ended                  Nine Months Ended
                                                                  -----------------------------     -----------------------------
                                                                  September 30,    September 30,    September 30,    September 30,
                                                                      2006             2005             2006             2005
                                                                  ------------     ------------     ------------     ------------
Sales, net                                                        $     37,387     $     37,939     $    207,983     $    222,111
Costs of goods sold                                                     22,119           19,757          116,194          109,465
                                                                  ------------     ------------     ------------     ------------

Gross profit                                                            15,268           18,182           91,789          112,646
% OF SALES                                                                40.8%            47.9%            44.1%            50.7%

Distribution expenses                                                    8,794            8,690           46,724           47,335
Selling, general and administrative expenses                            11,779            9,391           40,795           39,086
Other operating expenses                                                   442               94            2,282              523
                                                                  ------------     ------------     ------------     ------------
Total operating expenses                                                21,015           18,175           89,801           86,944
                                                                  ------------     ------------     ------------     ------------

Operating (loss) income                                                 (5,747)               7            1,988           25,702
% OF SALES                                                               -15.4%             0.0%             1.0%            11.6%

Interest expense                                                         4,814            5,376           15,149           17,446
Interest rate swap agreement income                                         --               --               --             (895)
Amortization of deferred financing expenses                                648              467            1,397            1,356
                                                                  ------------     ------------     ------------     ------------
                                                                         5,462            5,843           16,546           17,907
                                                                  ------------     ------------     ------------     ------------

(Loss) income from continuing operations before income taxes           (11,209)          (5,836)         (14,558)           7,795
Income tax (benefit) provision                                          (4,504)          (2,393)          (5,876)           3,196
                                                                  ------------     ------------     ------------     ------------

(Loss) income from continuing operations                                (6,705)          (3,443)          (8,682)           4,599
(Loss) income from discontinued operations, net of income taxes        (19,870)          (1,730)         (23,091)           3,217
                                                                  ------------     ------------     ------------     ------------
Net (loss) income                                                 $    (26,575)    $     (5,173)    $    (31,773)    $      7,816
                                                                  ============     ============     ============     ============

Basic and diluted earnings per share:

(Loss) income from continuing operations                          $      (0.30)    $      (0.16)    $      (0.39)    $       0.21
(Loss) income from discontinued operations, net of income taxes          (0.90)           (0.07)           (1.05)            0.14
                                                                  ------------     ------------     ------------     ------------
Net (loss) income                                                 $      (1.20)    $      (0.23)    $      (1.44)    $       0.35
                                                                  ============     ============     ============     ============


Weighted average shares outstanding - Basic                         22,072,549       22,072,549       22,072,549       22,072,549
                                                                  ============     ============     ============     ============
Weighted average shares outstanding - Diluted                       22,072,549       22,131,507       22,072,549       22,129,403
                                                                  ============     ============     ============     ============

EBITDA from continuing operations                                 $     (3,496)    $      1,811     $      8,357     $     31,010
                                                                  ============     ============     ============     ============
EBITDA                                                            $    (35,298)    $       (227)    $    (27,209)    $     39,252
                                                                  ============     ============     ============     ============
Adjusted EBITDA                                                   $    (13,853)    $       (227)    $      2,277     $     39,852
                                                                  ============     ============     ============     ============


                                                HINES HORTICULTURE, INC.
                                          CONDENSED CONSOLIDATED BALANCE SHEETS
                                               September 30, 2006 and 2005
                                                (Unaudited, in thousands)

                                                                                      September 30,
                                                                        ------------------------------------------
ASSETS                                                      Footnotes           2006                  2005
                                                           ------------ --------------------- --------------------

Current assets:
    Cash                                                       (1)           $  7,882               $    106
    Accounts receivable, net                                                   23,543                 28,924
    Inventories                                                (1)            143,912                154,421
    Consigned inventories                                      (1)              1,546                    164
    Prepaid expenses and other current assets                                   1,496                  2,412
    Assets of discontinued operations                                          28,005                 68,346
                                                                             --------               --------

                                      Total current assets                    206,384                254,373
                                                                             --------               --------

Fixed assets, net                                                              84,753                 76,772
Deferred financing expenses, net                                                5,131                  7,719
Deferred income taxes                                                          13,711                 19,570
Goodwill                                                                       38,818                 43,926
                                                                             --------               --------

                                              Total assets                   $348,797               $402,360
                                                                             ========               ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                           (1)           $ 16,414               $ 16,923
    Accrued liabilities                                                        10,691                 12,512
    Accrued payroll and benefits                                                6,469                  6,913
    Accrued interest                                                            9,077                  9,229
    Long-term debt, current portion                                                --                  5,714
    Borrowings on revolving credit facility                                        --                  5,002
    Deferred income taxes                                                      39,583                 62,420
    Liabilities of discontinued operations                                      6,747                  9,456
                                                                             --------               --------

                                  Total current liabilities                    88,981                128,169
                                                                             --------               --------

Long-term debt                                                                175,000                199,762
Deferred gain on land sales                                                    56,109                     --
Other liabilities                                                               2,072                  5,647

Shareholders' equity                                                           26,635                 68,782
                                                                             --------               --------

                 Total liabilities and shareholders' equity                  $348,797               $402,360
                                                                             ========               ========

SEE ACCOMPANYING FOOTNOTES.


                                           HINES HORTICULTURE, INC.
                          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS Nine Months
                                       Ended September 30, 2006 and 2005
                                           (Unaudited, in thousands)

                                                                                    September 30,
                                                                             ---------------------------
                                                                               2006               2005
                                                                             --------           --------

CASH FLOWS FROM OPERATING ACTIVITIES
    Net (loss) income                                                        $(31,773)          $  7,816
    Loss (income) from discontinued operations, net of income taxes            23,091             (3,217)
    Adjustments to reconcile net (loss) income to net cash
            provided by operating activities:
         Depreciation                                                           6,344              5,257
         Accretion of asset retirement obligations                                 25                 51
         Amortization of deferred financing costs                               1,397              1,356
         Interest rate swap agreement income                                       --               (895)
         Deferred income taxes                                                 (5,726)             3,196
         Loss (gain) on disposition of fixed assets                               362               (184)
         Contingent tax liability                                                (150)                --
    Change in working capital accounts:
         Accounts receivable                                                   (7,099)            (8,955)
         Inventories                                                           18,513              5,353
         Prepaid expenses and other current assets                              1,163                613
         Accounts payable and accrued liabilities                               8,188             12,047
                                                                             --------           --------
                     Net cash provided by continuing operations                14,335             22,438
         Net cash (used in) provided by discontinued operations                (2,707)             4,777
                                                                             --------           --------
                      Net cash provided by operating activities                11,628             27,215
                                                                             --------           --------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of fixed assets                                                   (7,666)            (8,165)
    Proceeds from sale of fixed assets                                         14,297                809
    Proceeds from land sale option                                                 --              2,000
                                                                             --------           --------
           Net cash provided by (used in) continuing operations                 6,631             (5,356)
         Net cash (used in) provided by discontinued operations                   (39)               261
                                                                             --------           --------
            Net cash provided by (used in) investing activities                 6,592             (5,095)
                                                                             --------           --------

CASH FLOWS FROM FINANCING ACTIVITIES
    Net repayments on revolving line of credit                                (10,080)           (18,607)
    Repayments of long-term debt                                                   --             (3,815)
    Deferred financing costs                                                     (320)              (192)
                                                                             --------           --------
                          Net cash used in financing activities               (10,400)           (22,614)
                                                                             --------           --------

NET CHANGE IN CASH                                                              7,820               (494)

CASH, beginning of year                                                            62                600
                                                                             --------           --------

CASH, end of period                                                          $  7,882           $    106
                                                                             ========           ========

                            HINES HORTICULTURE, INC.
                   RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005
                            (UNAUDITED, IN THOUSANDS)

"EBITDA" is defined as income before interest expense, provision for income taxes and depreciation/amortization expense. "EBITDA from continuing operations" means EBITDA less the loss from discontinued operations, benefit for income taxes from discontinued operations and depreciation from discontinued operations. "Adjusted EBITDA" is EBITDA plus severance charges, specifically allowed as an add-back under the senior credit facility and asset impairments. EBITDA, EBITDA from continuing operations and Adjusted EBITDA have been included because we believe that it is a useful tool for us and our investors to measure our ability to meet debt service, capital expenditure and working capital requirements. EBITDA, EBITDA from continuing operations and Adjusted EBITDA are not a measure of financial performance under accounting principles generally accepted in the United States of America, which we refer to as GAAP. These measures are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures for performance relative to other companies. We have presented EBITDA, EBITDA from continuing operations and Adjusted EBITDA solely as supplemental disclosure because we believe it allows for a more complete analysis of our results of operations and we believe that EBITDA, EBITDA from continuing operations and Adjusted EBITDA are useful to investors because EBITDA, EBITDA from continuing operations and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance, leverage and liquidity. EBITDA, EBITDA from continuing operations and Adjusted EBITDA are also used in covenants in credit facilities and high yield debt indentures to measure the borrower's ability to incur debt and for other purposes, and may be the preferred measure for these purposes. EBITDA, EBITDA from continuing operations and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance determined in accordance with GAAP. Our reconciliation of EBITDA, EBITDA from continuing operations and Adjusted EBITDA to net (loss) income and cash flow from operating activities is as follows:


                                                                       Three Months Ended            Nine Months Ended
                                                                  ----------------------------  ----------------------------
                                                                  September 30,  September 30,  September 30,  September 30,
                                                                      2006           2005           2006           2005
                                                                    --------       --------       --------       --------
(Loss) income from continuing operations                            $ (6,705)      $ (3,443)      $ (8,682)      $  4,599

Income tax (benefit) provision                                        (4,504)        (2,393)        (5,876)         3,196
Amortization of deferred financing expenses                              648            467          1,397          1,356
Interest rate swap agreement income                                       --             --             --           (895)
Interest expense                                                       4,814          5,376         15,149         17,446
Depreciation                                                           2,239          1,804          6,344          5,257
Accretion of asset retirement obligation                                  12             --             25             51
                                                                    --------       --------       --------       --------

EBITDA from continuing operations                                     (3,496)         1,811          8,357         31,010
                                                                    --------       --------       --------       --------

Loss (income) from discontinued operations                           (19,870)        (1,730)       (23,091)         3,217
Income tax (benefit) provision from discontinued operations          (12,212)        (1,202)       (14,452)         2,236
Interest expense from discontinued operations                             --              6             --             22
Depreciation from discontinued operations                                280            888          1,977          2,767
                                                                    --------       --------       --------       --------

EBITDA                                                               (35,298)          (227)       (27,209)        39,252
                                                                    --------       --------       --------       --------

Severance charges                                                         --             --             --            600
Asset impairment charges                                              21,445             --         29,486             --
                                                                    --------       --------       --------       --------
Adjusted EBITDA                                                     $(13,853)      $   (227)      $  2,277       $ 39,852
                                                                    ========       ========       ========       ========



                                                                       Three Months Ended            Nine Months Ended
                                                                  ----------------------------  ----------------------------
                                                                  September 30,  September 30,  September 30,  September 30,
                                                                      2006           2005           2006           2005
                                                                    --------       --------       --------       --------
Cash flow from operating activities                                 $  9,851       $ 16,483       $ 14,335       $ 22,438
Interest expense                                                       4,814          5,376         15,149         17,446
Gain on sale of assets                                                  (381)           114           (362)           184
Changes in working capital accounts                                  (17,780)       (20,162)       (20,765)        (9,058)
                                                                    --------       --------       --------       --------

EBITDA from continuing operations                                     (3,496)         1,811          8,357         31,010
                                                                    --------       --------       --------       --------

Cash flow from operating activities of discontinued operations        (3,690)        (3,579)        (2,707)         4,777
Changes in working capital accounts of discontinued operations        (6,667)         1,527         (3,373)         3,334
Interest expense from discontinued operations                             --              6             --             22
Gain on sale of assets from discontinued operations                       --              8             --            109
Impairment of assets from discontinued operations                    (21,445)            --        (29,486)            --
                                                                    --------       --------       --------       --------

EBITDA                                                               (35,298)          (227)       (27,209)        39,252
                                                                    --------       --------       --------       --------

Severance charges                                                         --             --             --            600
Asset impairment charges                                              21,445             --         29,486             --

                                                                    --------       --------       --------       --------
Adjusted EBITDA                                                     $(13,853)      $   (227)      $  2,277       $ 39,852
                                                                    ========       ========       ========       ========

                            HINES HORTICULTURE, INC.
                  (FOOTNOTES TO PRECEDING FINANCIAL STATEMENTS)
                                   (UNAUDITED)


GENERAL:
--------

(1) Certain reclassifications have been made in prior period financial statements to conform to fiscal 2006 classifications.